Selling Agreement

EXHIBIT 10.7

Trans-Pharma Corporation
4225 Executive Square, Suite 460
La Jolla, CA 92037

                         September 17, 2007

Mr. Joel Padowitz, Chief Executive Officer
Palladium Capital Advisors, LLC
230 Park Avenue
Suite 539
New York, NY 10169

RE:  Selling Agreement

Dear Mr. Padowitz:

The undersigned, Trans-Pharma Corporation, a Nevada corporation ("Corporation"), by this letter confirms its agreement (the "Agreement") with Palladium Capital Advisors, LLC (the "Broker-Dealer" or “you”), regarding the Broker-Dealer acting as a placement agent in connection with an offering of up to $5.0 million of units consisting of shares of common stock and warrants to purchase common stock (the "Units") under the terms set forth in those certain Subscription Agreements, in the form attached hereto as Exhibit A, and all exhibits and supplements thereto (the "Offering Materials") prepared by Corporation and delivered to you for distribution to the offerees. The Units are to be offered on a "Best Efforts, Minimum- Maximum" basis with respect to all Units. The Units will be offered and sold in accordance with 17 CFR 203.506 ("Rule 506"), promulgated under Regulation D of the Securities Act 1933, as amended.

Upon execution and delivery of subscription documents (the "Subscription Documents"), which shall be in the form of the Subscription Documents included in the Offering Materials, the subscribers for Units shall, upon acceptance thereof by Corporation (which acceptance shall be in Corporation’s sole discretion), become Unit Holders pursuant to the terms set forth in the Offering Materials. The offering of the Units shall begin when the Offering Materials are first made available to you by Corporation and shall continue until the termination date, and through the end of any extension, unless the offering has been terminated as of any earlier time (the "Subscription Period").

Section 1. Appointment of Agent. On the basis of the representations, warranties and covenants contained in this Agreement, but subject to the terms and conditions herein set forth, you are hereby appointed as non-exclusive selling agent of Corporation for the Units offered under the Offering Materials. The appointment shall continue until the earliest of (i) 120 days from the date of this Agreement, or (ii) the termination of the Subscription Period, or (iii) the sale of all of the Units, or (iv) the termination of the offering of Units by Corporation for any reason, whichever occurs first. Subject to the performance by Corporation of all of its obligations under this Agreement, and to the completeness and accuracy of all of its representations and warranties contained in this Agreement, you agree to use your best efforts during the Subscription Period to find subscribers for the Units.

Selling Agreement

Section 2. Definitions. Certain terms used herein are defined in the Offering Materials and shall have the same meanings given therein.

Section 3. Representations, Warranties and Covenants of Corporation. Corporation represents, warrants and covenants, to the best of its knowledge, that:

a. Corporation is a corporation duly and validly organized and in good standing under the laws of the State of Nevada and has full power and authority to conduct the business described in the Offering Materials.

b. Corporation will deliver to you a reasonable number of copies of the Offering Materials, and the information made available to each offeree pursuant to subsection 3(i) hereof shall be sufficient to comply with, and conform to, the requirements of Rule 506.

c. All action required to be taken by Corporation to offer and sell the Units to qualified subscribers has been or will be taken.

d. Upon payment of the subscription amount specified in the Subscription Documents, acceptance by Corporation of the subscriptions from qualified subscribers (which acceptance shall be at the sole discretion of Corporation), and delivery by the subscribers for Units of such additional documents as may reasonably be required by Corporation, such subscribers will become Unit Holders.

e. All information and financial statements provided to potential purchasers describing Corporation, the transaction contemplated hereunder and/or Corporation’s business, operations, assets, liabilities and receivables, including but not limited to the Offering Materials (collectively, the “Materials”), will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading. Corporation acknowledges and agrees that you will be using, and relying upon, Corporation to furnish you with the Materials, and you will be using, and relying upon, such Materials supplied by Corporation, its officers, agents, and others and any other publicly available information without any independent investigation or verification thereof or independent appraisal by you of Corporation or its business or assets. You do not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the transaction contemplated hereunder. Corporation shall keep you fully informed of any events that might have a material effect on the financial condition of Corporation.

Selling Agreement

f. This Agreement has been duly and validly authorized, executed, and delivered by or on behalf of Corporation and constitutes a valid and binding agreement of Corporation.

g. Execution by Corporation of a subscriber’s Subscription Documents will be duly and validly authorized by or on behalf of Corporation and will constitute a valid and binding agreement of Corporation.

h. The execution and delivery of this Agreement and the incurrence of the obligations set forth herein and the consummation of the transactions contemplated in this Agreement and the Offering Materials will not constitute a breach or default under:

(i)	any instruments by which Corporation is bound; or

(ii)	any order, rule or regulation (applicable to Corporation) issued by any court, governmental body or administrative agency having jurisdiction over Corporation.

i. Corporation shall make available, during the Subscription Period and prior to the sale of any Units, to each purchaser or his purchaser representative(s) or both:

(i) such information (in addition to that contained in the Offering Materials) concerning the offering of Units, Corporation, and any other relevant matters, as Corporation possesses or can acquire without unreasonable effort or expense; and

(ii) the opportunity to ask questions of, and receive answers from, Corporation concerning the terms and conditions of the offering of the Units, and to obtain any additional information, to the extent Corporation possesses the same or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished to the purchaser or his purchaser representative(s).

j. With respect to those activities undertaken by it, Corporation has endeavored to ensure that the offering and sale of Units complies, in all respects, with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the securities or "blue sky" laws of any state or jurisdiction in which an offer and/or sale takes place.

Selling Agreement

k.  There is no litigation or proceeding at law or in equity before any federal or state authority against Corporation wherein an unfavorable decision, ruling, or finding would materially and adversely affect the business, operations or financial condition or income of Corporation or any proposed Corporation investment, and neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms hereof will conflict with, or result in a breach of, any of the terms, provisions, or conditions of any agreement or instrument to which Corporation is a party.

l. Corporation will endeavor in good faith to qualify, or assist you in qualifying, the Units for offer and sale, or to establish, or assist you in establishing, the exemption of the offer and sale of the Units from qualification or registration under the applicable securities or "blue sky" laws of such jurisdictions as you may reasonably designate, and will promptly notify you, orally or in writing (but if orally then prompt written confirmation shall be delivered to you), as each jurisdiction is so qualified or as an exemption from registration or qualification is established therein; provided, however, that Corporation shall not be obligated to do business or to qualify as a dealer in any jurisdiction in which it is not so qualified.

m. Corporation will pay all expenses in connection with the printing and delivery to you in reasonable quantities of copies of the Offering Materials and the qualification of the Units under the securities or "blue sky" laws.

n. As compensation for your services, Corporation will pay you a sales commission equal to (i) seven percent (7%) of the gross proceeds received by Corporation from the Units placed by you (the “Cash Fee”) and (ii) three-year warrants to purchase a number of shares of common stock equal to three percent (3%) of the number of shares included within the Units placed by you; provided, however, that immediately prior to each closing of the offering of the Units you shall subscribe for that number of Units equal in value to the Cash Fee payable to you with respect to such closing and acknowledge that you will not be entitled to any sales commissions with respect to Units purchased by you using any portion of the Cash Fee pursuant to this Section 3(n).

Selling Agreement

o. If at any time prior to the completion of a transaction an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Corporation will notify you immediately of such event. If any event relating to or affecting Corporation shall occur during the Subscription Period, as a result of which it is necessary, in the opinion of your counsel and counsel to Corporation, to amend or supplement the Offering Materials so that it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Corporation shall forthwith prepare and furnish to you a reasonable number of copies of an amendment or amendments of, or supplement or supplements to, the Offering Materials, which you shall promptly deliver to all offerees then being solicited. For purposes of this subsection o., Corporation will furnish such information with respect to Corporation as you may from time to time reasonably request.

p. Corporation will deliver to you such reports and documents as Corporation is required, under the terms of the Offering Materials or any document referred to therein, to furnish to its prospective investors.

Section 4. Representations, Warranties and Covenants of the Broker-Dealer. The Broker-Dealer represents, warrants and covenants, to the best of its knowledge, that:

a. It, or any person acting on its behalf, will not offer any of the Units for sale, or solicit any offers to subscribe for or buy any Units, or otherwise negotiate with any person with respect to the Units, on the basis of any communications or documents, except the Offering Materials, the information provided by Corporation pursuant to Section 3(i), or any other documents and any transmittal letter reasonably satisfactory in form and substance to Corporation and counsel to Corporation.

b. It, or any person acting on its behalf, shall not use any form of general solicitation or general advertising in the course of any offer or sale of the Units including, but not limited to:

(i) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media or broadcast over television or radio; and

(ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

c. It, or any person acting on its behalf, shall solely make offers to sell Units to, solicit offers to subscribe for or purchase any Units from, or otherwise negotiate with respect to the Units with, persons whom it has reasonable grounds to believe and does believe are "accredited investors" within the meaning of 17 CFR 230.501(a).

Selling Agreement

In making or soliciting such offers, or so negotiating, Broker-Dealer will comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the securities or "blue sky" laws of the jurisdiction in which it makes or solicits such offers, or so negotiates.

d. It will exercise reasonable care to assure that the purchasers are not underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In that connection, it will:

(i) Make reasonable inquiry to determine that each purchaser is acquiring the Units for his own account; and

(ii) Assist Corporation to obtain from the purchaser a signed written agreement (contained in the Subscription Documents) that the Units will not be sold without registration under the Securities Act of 1933, as amended, unless an opinion of counsel that an exemption therefrom is available, satisfactory in form and substance to Corporation or counsel, is delivered in accordance with such agreement.

e. It will assist Corporation to have the purchaser(s) furnish Corporation with information in sufficient detail (in the form of the Investor Questionnaire, a copy of which is included in the Offering Materials), with respect to each purchaser of Units, in order to demonstrate to Corporation that such purchaser satisfies the requirements of Rule 506, as outlined in Section 4(c) above.

f. If a prospective purchaser uses or consults a purchaser representative (as that term is defined in 17 CFR 230.501(h)) in connection with the offering of the Units, it will assist Corporation to obtain from the prospective purchaser, prior to the closing of the offering of the Units, the prospective purchaser's written acknowledgment that he has used such person(s) in connection with evaluating the merits and risks of the prospective investment and such representative's written consent so to act, as well as a description of the education and experience of such representative(s).

g. It will offer and sell the Units only in those jurisdictions in which it, or any other person or entity acting in its behalf, is properly registered, and it will comply with all laws, rules and regulations related to its activities on behalf of Corporation pursuant to this Agreement.

h. It is a securities broker-dealer registered and in good standing with the Securities and Exchange Commission and is a member of the NASD.

Selling Agreement

i. This Agreement has been duly and validly authorized, executed, and delivered by or on behalf of the Broker-Dealer and constitutes a valid and binding agreement of the Broker-Dealer.

Section 5. Conditions of the Obligations of Corporation. The obligations of Corporation to pay fees or issue warrants under this Agreement are subject to the accuracy of and compliance with your representations, warranties and covenants set forth in Section 4, and to the performance by you of your obligations hereunder.

Section 6. Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements by either Corporation or Broker-Dealer contained in this Agreement shall remain operative and in full force and effect, and shall survive the closing of the offering of the Units. Upon termination of this Agreement, Corporation shall have no further obligations to Broker-Dealer other than with respect to fees payable to Broker-Dealer as provided herein and the provisions of indemnification set forth in Annex A, which shall survive the termination or expiration of this Agreement.

Section 7. Indemnification.

(a) Corporation agrees to provide indemnification as set forth in Annex A attached hereto and made a part hereof.

(b) The Broker-Dealer agrees to indemnify, defend and hold Corporation and its officers, directors, shareholders and agents harmless against any and all loss, liability, damage and expense whatsoever, in an amount up to but in no event exceeding the Cash Fee actually received by to the Broker-Dealer hereunder, whether or not resulting in any liability, that may be incurred under applicable securities laws, at common law, or otherwise and which is based upon or arises out of:

(1) any violation by Broker-Dealer or its agents of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any state securities statutes, unless such violation is attributable to actions, misrepresentations or omissions of Corporation; or

(2) any breach of any representation, warranty or covenant made by Broker-Dealer in this Agreement.

Selling Agreement

Section 8. Relief. The Broker-Dealer agrees that a breach or threatened breach on its part of any agreement contained in this Agreement will cause such damage to Corporation as will be irreparable, and, for that reason, the Broker-Dealer further agrees that Corporation shall be entitled as a matter of right to an injunction, by any court of competent jurisdiction, restraining any further violation of such covenants by the Broker-Dealer or its employees, partners, officers or agents. The right of injunction shall be cumulative and in addition to whatever other remedies Corporation may have, including, specifically, recovery of damages. The Broker-Dealer also agrees to pay reasonable attorney's fees incurred by Corporation in successfully proving that the Broker-Dealer breached any of the terms of this Agreement.

Section 9. Notices. All communications under this Agreement shall be in writing, and, if sent to you, shall be mailed, delivered or telegraphed and confirmed to you at the address initially set forth above or as changed by you in a written notice to Corporation, or if sent to Corporation, shall be mailed, delivered or telegraphed and confirmed to it at the address set out in the letterhead above.

Section 10. Parties. This Agreement shall inure to the benefit of, and be binding upon, you, any person which controls you, and your successors, and upon Corporation and its representatives and successors. This Agreement and its conditions and provisions are for the sole and exclusive benefit of the parties and their representatives and successors, and for the benefit of no other person, firm or corporation.

Section 11. Relationship of Parties. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, agency relationship or association other than as specifically set forth herein, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship other than as specifically set forth herein but rather shall be free to act on an arm's length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

Section 12. Entire Agreement. This Agreement evidences the entire agreement between Corporation and the Broker-Dealer, and represents a merger of all preceding agreements between the parties hereto pertaining to the subject matter hereof.

Section 13. Severability of Provisions. If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any application thereof shall in no way be affected or impaired.

Selling Agreement

Section 14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to conflicts of laws or principles thereof. Each of the parties hereto agrees irrevocably consents to the jurisdiction and venue of the federal and state courts located in Las Vegas, Nevada.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16. Publication. Upon a closing of a transaction contemplated hereunder, you may place advertisements in financial and other newspapers and journals (whether in print or on the internet), and publicize on your own website and/or marketing materials, at your own expense, describing your services to Corporation hereunder with the Corporation’s prior written consent .

[SIGNATURE PAGE AND ANNEX A FOLLOW]

Selling Agreement

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one copy of this Agreement, whereupon this instrument will become a binding agreement upon you and Corporation in accordance with its terms.

Very truly yours,

TRANS-PHARMA CORPORATION,
a Nevada Corporation

By:	/s/ Juliet Singh, Ph.D.
Name:	Juliet Singh, Ph.D.
Title:	Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first set out above.

PALLADIUM CAPITAL ADVISORS, LLC

By:	/s/ Joel Padowitz
Name:	Joel Padowitz
Title:	Chief Executive Officer

Address:	230 Park Avenue, Suite 539
New York, NY 10169

Selling Agreement

Annex A

Indemnification Provisions

Corporation agrees that it will indemnify and hold harmless the Broker-Dealer, its affiliates, and their respective directors, members, officers, employees, agents, representatives and controlling persons (collectively the “Broker-Dealer” and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of the engagement of the Broker-Dealer hereunder, the activities performed or omitted by or on behalf of an Indemnified Party pursuant to this Agreement, the transactions contemplated thereby or the Broker-Dealer’s role in connection therewith; provided that Corporation will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by the Broker-Dealer in bad faith or from the Broker-Dealer's gross negligence or willful misconduct in performing the services described above. Corporation also agrees to reimburse any Indemnified Party for all expenses (including reasonable counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party, whether or not liability resulted and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Corporation. Corporation also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Corporation or its security holders or creditors related to or arising out of the engagement of the Broker-Dealer pursuant to, or the performance by the Broker-Dealer of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by the Broker-Dealer in bad faith or from the Broker-Dealer’s gross negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, Corporation agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to Corporation, on the one hand, and the Broker-Dealer, on the other hand, of the transaction contemplated hereby (whether or not the transaction is consummated). Corporation agrees that for the purposes of this paragraph the relative benefits to Corporation and the Broker-Dealer of the transaction shall be deemed to be in the same proportion that the total value of the transaction or contemplated transaction by Corporation as a result of or in connection with the proposed transaction bears to the fee paid or to be paid to the Broker-Dealer under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to the Broker-Dealer under this Agreement.

Selling Agreement

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, such Indemnified Party will notify Corporation in writing of such claim or of the commencement of such action or proceeding, and Corporation will assume the defense of such action, suit or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and disbursements of such counsel, as incurred. Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for Corporation and from any other party in such action, which counsel shall be approved by the Corporation, which approval shall not be unreasonably withheld or delayed, if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Corporation not advisable or if such Indemnified Party reasonably determines that Corporation’s assumption of the defense does not adequately represent its interest. In such event, the fees and disbursements of such separate counsel will be paid by Corporation. Notwithstanding anything herein to the contrary, in no event shall Corporation be liable for the fees and disbursements of more than one counsel (in addition to local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

Corporation agrees that, without the Broker-Dealer’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Broker-Dealer or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. The Broker-Dealer agrees that, without Corporation’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Corporation is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Selling Agreement

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against Corporation or any affiliate or any participant in a transaction covered hereby in which such Indemnified Party is not named as a defendant, Corporation agrees to reimburse the Broker-Dealer and such Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of their legal counsel, and to compensate the Broker-Dealer and such Indemnified Party in an amount to be mutually agreed upon.

In the event that any amounts due under these indemnification provisions contained in this Annex A are not paid within thirty days after written notice of such event giving rise to the indemnification obligations, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of Nevada, whichever rate is lower.

The provisions of Annex A shall be in addition to any liability which Corporation may otherwise have. These provisions shall be governed by the law of the State of Nevada and shall be operative, in full force and in full effect, regardless of any termination or expiration of this agreement.

PALLADIUM CAPITAL		TRANS-PHARMA CORPORATION
ADVISORS, LLC

By:	/s/ Joel Padowitz	By:	/s/ Juliet Singh, Ph.D.
	Joel Padowitz		Juliet Singh, Ph.D.
	Chief Executive Officer		Chief Executive Officer